Exhibit 99.1

DURECT Receives Back European Product Rights to POSIDUR™

CUPERTINO, CA, January 30, 2012 /PRNewswire-FirstCall/ — DURECT Corporation (Nasdaq: DRRX) today reported that Takeda (through Nycomed) has given notice that it is returning its development and commercialization rights to POSIDUR™ (SABER™-Bupivacaine) in Europe and their other licensed territories. Takeda acquired its rights to POSIDUR through its acquisition of Nycomed in September, 2011. POSIDUR is a post-operative pain relief depot that utilizes DURECT’s patented SABER™ technology to deliver bupivacaine and is designed to provide up to three days of pain relief after surgery. Takeda has committed to assist in an orderly and rapid transition of data generated by Nycomed back to DURECT.

“We are disappointed Nycomed will no longer be our partner, but would like to thank them for the collaboration over the past years,” stated James Brown, President and CEO of DURECT. “Our plan is to work with our partner Hospira to move the POSIDUR program forward in the U.S. and Canada. We are currently preparing integrated safety and efficacy reports that tie together the entire body of work we’ve done with POSIDUR. This information will be submitted to the FDA in conjunction with a pre-NDA meeting that we anticipate will occur in mid-2012. We believe that Takeda’s territories previously licensed to Nycomed represent an attractive commercial opportunity for POSIDUR and we will now commence discussions with potential collaborators around those rights.”

About POSIDUR

POSIDUR is a post-operative pain relief depot that utilizes DURECT’s patented SABER™ technology to deliver bupivacaine to provide up to three days of pain relief after surgery. POSIDUR is licensed to Hospira for commercialization in the U.S. and Canada. DURECT retains commercialization rights in the rest of the world.

About DURECT Corporation

DURECT is a specialty pharmaceutical company developing innovative drugs for pain and other chronic diseases, with late-stage development programs including REMOXY®, POSIDUR™, ELADUR®, and TRANSDUR®-Sufentanil. DURECT’s proprietary oral, transdermal and injectable depot delivery technologies enable new indications and superior clinical/commercial attributes such as abuse deterrence, improved convenience, compliance, efficacy and safety for small molecule and biologic drugs. For more information, please visit www.durect.com.

DURECT Forward-Looking Statement

The statements in this press release regarding POSIDUR, an orderly and rapid transition of data generated by Nycomed back to DURECT, moving the program forward in the U.S. including the conducting of a pre-NDA meeting in mid-2012, advancing POSIDUR in Europe and other territories, submission of a New Drug Application for POSIDUR, bringing of POSIDUR to market, and the potential benefits and uses of POSIDUR are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the risk of adverse decisions by regulatory agencies, including product non-approval, delays and additional costs due to requirements imposed by regulatory agencies, potential adverse effects arising from the testing or use of POSIDUR, the potential that the data that we have generated may not be deemed sufficient by FDA or other regulatory agencies to support regulatory approval of POSIDUR, our potential failure to maintain our collaborative agreements with third parties or consummate new collaborations and DURECT’s (and that of its third party collaborators where applicable) difficulty or failure to obtain approvals from regulatory agencies with respect to its development activities and products, or ability to design, enroll, conduct and complete clinical trials, complete the design, development, and manufacturing process development of the referenced product candidates, manufacture and commercialize the referenced product candidates, obtain marketplace acceptance of the referenced product candidates, avoid infringing patents held by other parties and secure and defend patents of our own, and manage and obtain capital to fund its growth, operations and expenses. Further information regarding these and other risks is included in DURECT’s Form 10-Q on November 7, 2011 under the heading “Risk Factors.”

NOTE: POSIDUR™, SABER™, ORADUR®, TRANSDUR®, and ELADUR™ are trademarks of DURECT Corporation. Other referenced trademarks belong to their respective owners. REMOXY, POSIDUR, ELADUR and TRANSDUR-Sufentanil are drug candidates under development and have not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities.

SOURCE:	DURECT Corporation
CONTACT:	Matthew J. Hogan, Chief Financial Officer, DURECT 408-777-4936